Exhibit 99.1

Red Robin Gourmet Burgers Reports Earnings for the

Fiscal Second Quarter 2011

Greenwood Village, CO — August 11, 2011 — Red Robin Gourmet Burgers, Inc., (NASDAQ: RRGB), a casual dining restaurant chain focused on serving an innovative selection of high-quality gourmet burgers in a family-friendly atmosphere, today reported financial results for the 12 weeks ended July 10, 2011.

Financial and Operational Highlights

Highlights for the 12 weeks ended July 10, 2011, compared to the 12 weeks ended July 11, 2010, are as follows:

•                  Restaurant revenue increased 7.1% to $212.1 million.

•                  Company-owned comparable restaurant sales increased 3.1%.

•                  Restaurant-level operating profit margin increased to 20.8% from 18.3%.

•                  Restaurant-level operating profit increased 21.6% to $44.1 million.

•                  Year to date through the Company’s fiscal second quarter 2011, cash from operations increased 55.6% to $54.2 million.

•                  GAAP diluted earnings per share were $0.44 vs. $0.28 in the same period a year ago.

•                  Non-GAAP adjusted earnings per diluted share were $0.48 compared to adjusted earnings per diluted share of $0.29 in the same period a year ago.  (See Schedule II at the end of this release for a reconciliation of these non-GAAP calculations to GAAP.)

•                  Six new company-owned Red Robin® restaurants and one new franchised restaurant opened during the fiscal second quarter 2011.

As of the end of the fiscal second quarter 2011, there were 321 company-owned and 137 franchised Red Robin® restaurants.

“We’re pleased with our second quarter 2011 performance, which represents our fourth consecutive quarter of higher same store sales and third consecutive quarter of higher earnings,” said Steve Carley, Red Robin Gourmet Burgers, Inc.’s chief executive officer.  “Our Team Members continue to work with a sense of urgency to strengthen our business and build a foundation for long-term growth and profitability.  Our results to date in 2011 reflect our Team Members focus on achieving that goal.”

Fiscal Second Quarter 2011 Results

Comparable restaurant sales increased 3.1% for company-owned restaurants in the fiscal second quarter of 2011 compared to the fiscal second quarter of 2010, driven by a 4.5% increase in average guest check, partially offset by a 1.4% decrease in guest counts.  Average weekly comparable sales from the 303 company-owned comparable restaurants were $56,299 in the fiscal second quarter of 2011, compared to $54,549 for the 290 company-owned comparable restaurants in the fiscal second quarter of 2010.  Average weekly sales for the 18 non-comparable company-owned restaurants were $74,397 in the fiscal second quarter of 2011, compared to $58,449 for the 19 non-comparable restaurants in the fiscal second quarter a year ago.  For all company-owned restaurants, average weekly sales were $57,161 from 3,818 operating weeks in the fiscal second quarter of 2011 compared to $54,786 from 3,705 operating weeks in the fiscal second quarter of 2010.

Total Company revenues, which include company-owned restaurant sales, franchise royalties and fees, and gift card breakage income, which is included in other revenue, increased 7.2% to $215.8 million in the fiscal second quarter of 2011 versus $201.3 million in the same period last year.  Franchise royalties and fees increased 7.0% to $3.3 million in the fiscal second quarter of 2011 compared to $3.1 million for the same period in 2010.

For the fiscal second quarter of 2011, the Company’s U.S. franchise restaurant sales of $74.2 million were 6.0% higher compared to $70.0 million in the prior year period.  Comparable sales in the fiscal second quarter of 2011 for franchise restaurants in the U.S. increased 2.6% and for franchise restaurants in Canada increased 3.4% from the fiscal second quarter of 2010.  Average weekly comparable sales for the U.S. franchised restaurants were $52,165 for the 108 comparable restaurants in the fiscal second quarter of 2011, compared to $50,622 for the 109 comparable restaurants in the fiscal second quarter of 2010.  Average weekly sales in the fiscal second quarter of 2011 for the Company’s 18 comparable franchise restaurants in Canada were C$56,333 versus C$54,380 for the 17 comparable franchise restaurants in Canada in the same period last year.  Canadian results are in Canadian dollars.

Restaurant-level operating profit margins at company-owned restaurants were 20.8% in the fiscal second quarter of 2011 compared to 18.3% in the fiscal second quarter of 2010.  As a percentage of restaurant revenue, fiscal second quarter 2011 restaurant-level operating profit margins improved as a result of a 180 basis point decrease in labor costs, a 90 basis point decrease in other operating costs and a 40 basis point decrease in occupancy costs, partially offset by a 60 basis point increase in food and beverage costs.

Schedule I of this earnings release defines restaurant-level operating profit and reconciles this metric to income from operations and net income for all periods presented.  The Company’s restaurant-level operating profit metric is designed to afford management and investors with a basis for considering and comparing restaurant performance.  It is not calculated in conformity with generally accepted accounting principles (“GAAP”).  It is intended to supplement, rather than replace GAAP results.   Restaurant-level operating profit is useful to management and to the Company’s investors because it is widely regarded in the restaurant industry as a meaningful metric by which to evaluate restaurant-level operating efficiency and performance.

Selling, general and administrative (“SG&A”) expenses were $24.5 million in the fiscal second quarter of 2011 and $20.0 million in the fiscal second quarter of 2010, which were 11.4% and 9.9% of total revenue, respectively.  Included in the fiscal second quarter of 2011 was a $3.9 million investment in the Company’s television media campaign, compared to $3.3 million in the fiscal second quarter of 2010.  In addition, the Company accrued $1.2 million in higher performance-based bonuses in the fiscal second quarter of 2011 compared to the prior year.  Finally, about $2 million was incurred in the fiscal second quarter of 2011 primarily for legal and corporate governance expenses, expenses related to infrastructure investments and severance charges related to leadership team changes.

Interest expense was $1.5 million in the fiscal second quarter of 2011, compared to $1.3 million in the fiscal second quarter of 2010.

Net income for the fiscal second quarter of 2011 was $6.9 million or $0.44 per diluted share, compared to net income of $4.3 million, or $0.28 per diluted share, in the fiscal second quarter of 2010. Schedule II of this earnings release reconciles the impact on the net income and earnings per share as reported on a GAAP basis to adjusted amounts excluding certain revenue and expenses in the fiscal second quarters of 2011 and 2010.

The Company had an effective tax rate of 8.8% in the fiscal second quarter of 2011, compared to an effective tax rate of 9.1% in the fiscal second quarter 2010.  The Company anticipates that the effective tax rate for the full fiscal year 2011 will be approximately 10.0%.

During the fiscal second quarter of 2011, the Company repurchased 25,000 shares of Company stock for $840,000.

Balance Sheet and Liquidity

On July 10, 2011, the Company held $42.5 million in cash and cash equivalents and had a total outstanding debt balance of $159.1 million, including $148.1 million of borrowings under its $150 million term loan and $11.0 million outstanding for capital leases.  The Company had also issued $6.6 million of outstanding letters of credit under its revolving credit facility.

Year to date through the Company’s fiscal second quarter 2011, cash from operations of $54.2 million exceeded capital expenditures of $19.5 million.

The Company amended its credit agreement effective May 6, 2011, which decreased the aggregate loan commitments under the credit agreement from $300 million to $250 million.  The amended agreement is comprised of a $150 million term loan and a $100 million revolving line of credit.  The amended agreement extended the maturity date on the term loan and the revolving line of credit to May 6, 2016, with an option to extend the maturity date on the revolving line of credit for two additional one-year extensions at the Company’s request and subject to lender participation.

Outlook

The Company’s fiscal third quarter of 2011 is a 12-week quarter.  Five new company-owned restaurants are under construction, and one new franchised restaurant is currently under construction.  During the full fiscal year 2011, the Company expects to open 12 new full-size company-owned restaurants, seven of which opened in the first two fiscal quarters of 2011 and two of which opened early in the fiscal third quarter of 2011.  Three additional full-size company-owned restaurants are expected to open in the fiscal fourth quarter of 2011.  In addition, the Company plans to open the first of its smaller prototype restaurants in the fiscal fourth quarter of 2011.  Franchisees are expected to open three to four new restaurants in fiscal 2011, one of which opened in the fiscal first quarter of 2011 and another in the fiscal second quarter of 2011. For development in 2012, the Company expects to open between 12 and 15 new restaurants, which will include the Company’s traditional full-size footprint as well as smaller prototype units.

Through August 7, 2011, the first four weeks of the Company’s fiscal third quarter of 2011, comparable restaurant sales increased 0.5% from the prior year comparable period for company-owned restaurants, compared to a year-over-year increase of 1.4% in the first four weeks of the fiscal third quarter of 2010.  In the first four weeks of the fiscal third quarter 2010, the Company had one week of TV media support versus no TV media support in the first four weeks of the fiscal third quarter of 2011.

The Company expects commodity inflation of 5.0% to 5.5% for the full fiscal year 2011 mainly due to the continued increase in ground beef costs.  Labor costs are expected to be lower for the full fiscal year 2011 compared to the fiscal year 2010 by approximately 100 to 120 basis points, taking into account savings year to date through the fiscal second quarter 2011 from improved leverage, reduced training costs and improved labor costs, offset by payroll tax holiday benefits realized last year that are not continuing in 2011.

In the fiscal third quarter of 2011, the Company will support its fall limited time offer (LTO) promotion with TV advertising.  The cost of the TV advertising support is expected to be approximately $2.6 million in the fiscal third quarter of 2011 and $2.0 million in the fiscal fourth quarter of 2011.  Television advertising spending during fiscal 2011 is expected to be $12 million to $13 million.  The Company’s total marketing expense in the full fiscal year 2011 is expected to be about $28.6 million compared to $28.8 million spent in the full fiscal year 2010, which is included in selling, general and administrative expense in both years. Total SG&A for fiscal 2011 is expected to be $100.0 million to $101.0 million, including approximately $2.4 million in executive transition costs and severance expense.

Based on the Company’s development plans and other infrastructure and maintenance costs, the Company expects total fiscal year 2011 capital expenditures to be between $43 million and $45 million, which the Company expects to fund entirely out of operating cash flow. Under the terms of the amended term loan facility, the Company began making scheduled quarterly principal payments on June 30, 2011, of $1.875 million. The Company expects to use its remaining free cash flow to maintain financial flexibility so that it can opportunistically repurchase shares of the Company’s common stock and execute its long term strategic initiatives.  The Company’s Board had previously authorized up to $50 million for the opportunistic repurchases of the Company’s stock from operating cash flow and available, subject to appropriate valuation of the Company’s shares and other customary considerations.  In the first fiscal quarter of 2011, $9.5 million in stock was repurchased, and in the second fiscal quarter of 2011, $840,000 in stock was repurchased.

The sensitivity of the Company’s restaurant sales to a 1% change in Guest counts for fiscal 2011 equates to approximately $0.25 per diluted share, and a 1% change in price for fiscal 2011 is about $0.43 per diluted share.  A 10 basis point change in restaurant-level operating margin is about $0.05 per diluted share, and a change of $173,000 in pre-tax income or expense is $0.01 per diluted share.

Investor Conference Call and Webcast

Red Robin will host an investor conference call to discuss its fiscal second quarter 2011 results today at 5:00 p.m. ET. The conference call number is (877) 591-4959, or for international callers (719) 325-4747.  The financial information that the Company intends to discuss during the conference call is included in this press release and will be available on the “Investors” link of the Company’s website at www.redrobin.com. Prior to the conference call, the Company will post supplemental financial information that will be discussed during the call and live webcast. To access the supplemental financial information and webcast, please visit www.redrobin.com and select the “Investors” link from the menu. A replay of the live conference call will be available one hour after the call and available until Thursday, August 18, 2011.  The replay can be accessed by dialing (877) 870-5176 or (858) 384-5517 for international callers.  The conference ID is 4010144.  The supplemental financial information and webcast replay will also be available on the Company’s website until Thursday, August 18, 2011.

About Red Robin Gourmet Burgers, Inc. (NASDAQ: RRGB)

Red Robin Gourmet Burgers, Inc. (www.redrobin.com), a casual dining restaurant chain founded in 1969 that operates through its wholly-owned subsidiary, Red Robin International, Inc., serves up wholesome, fun, feel-good experiences in a family-friendly environment.  Red Robin® restaurants are famous for serving more than two dozen insanely delicious, high-quality gourmet burgers in a variety of recipes with Bottomless Steak Fries®, as well as salads, soups, appetizers, entrees, desserts, and signature Mad Mixology® Beverages.  There are 460 Red Robin® restaurants located across the United States and Canada, including company-owned locations and those operating under franchise agreements.

Forward-Looking Statements:

Certain information and statements contained in this press release, including those statements regarding anticipated unredeemed gift card revenue, anticipated effective tax rate for 2011, as well as certain statements under the heading “Outlook,” including those regarding the Company’s anticipated new restaurant openings, commodity prices, labor costs, LTO promotions and TV advertising support, marketing expense, selling, general and administrative expense, capital expenditures and stock repurchase program, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended.  Forward-looking statements include statements regarding the Company’s expectations, beliefs, intentions, plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements which are other than statements of historical facts. These statements may be identified, without limitation, by the use of forward-looking terminology such as “anticipates,” “assumes,” “believes,” “continue,” “expects,” “intends,” “plans”, “will” or comparable terms or the negative thereof. All forward-looking statements included in this press release are based on information available to the Company on the date hereof. Such statements speak only as of the date hereof and we undertake no obligation to update any such statement to reflect events or circumstances arising after the date hereof. These statements are based on assumptions believed by the Company to be reasonable, and involve known and unknown risks and uncertainties that could cause actual results to differ materially from those described in the statements. These risks and uncertainties include, but are not limited to, the following: the ability to effectively implement strategies and achieve anticipated revenue and cost savings from the Project RED, data infrastructure overhaul and other initiatives; the downturn in general economic conditions including volatility in financial markets, high levels of unemployment and uncertain consumer confidence, resulting in changes in consumer preferences, consumer discretionary spending or consumer acceptance of pricing changes and increases; the effectiveness of the Company’s marketing and advertising strategies, including the Company’s loyalty program;  changes in commodity prices, particularly ground beef; potential fluctuation in the Company’s quarterly operating results due to economic conditions, seasonality and other factors; changes in availability of capital or credit facility borrowings to us and to the Company’s franchisees; the adequacy of cash flows generated by the Company’s business or available debt resources to fund operations and growth opportunities and repurchases of the Company’s common stock; further limitations on the Company’s ability to execute stock repurchases due to lack of available shares or acceptable stock price levels or other market or company-specific conditions; the effect of increased competition in the casual dining market and discounting by competitors; the Company’s ability to achieve and manage the Company’s planned expansion, including both in new markets and existing markets; changes in the cost and availability of building materials and restaurant supplies; the concentration of the Company’s restaurants in the Western United States and the associated disproportionate impact of macroeconomic factors; changes in the availability and costs of food; changes in labor and energy costs; changes in the ability of the Company’s vendors to meet its supply requirements; labor shortages, particularly in new markets; the effectiveness of the Company’s initiative to normalize new restaurant operations; lack of awareness of the Company’s brand in new markets; concentration of less mature restaurants in the comparable restaurant base which impacts profitability; the ability of the Company’s franchisees to open and manage new restaurants; health concerns about the Company’s food products and food preparation; the Company’s ability to protect its intellectual property and  proprietary information; the impact of federal, state or local government regulations relating to the Company’s team members or the sale of food or alcoholic beverages; the Company’s franchisees’ adherence to its practices, policies and procedures;  and other risk factors described from time to time in the Company’s 10-Q and 10-K filings with the SEC.

For further information contact:

ICR

Don Duffy/Raphael Gross

203-682-8200

RED ROBIN GOURMET BURGERS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share amounts)
(Unaudited)

	July 10,	December 26,
	2011	2010
Assets:
Current Assets:
Cash and cash equivalents	$42,531	$17,889
Restricted cash—marketing funds	26	91
Accounts receivable, net	7,711	6,983
Inventories	16,699	16,037
Prepaid expenses and other current assets	8,268	7,509
Income tax receivable	809	3,822
Deferred tax asset	2,335	1,294
Total current assets	$78,379	$53,625
Property and equipment, net	408,480	414,048
Goodwill	61,769	61,769
Intangible assets, net	40,810	43,056
Other assets, net	9,254	6,759
Total assets	$598,692	$579,257
Liabilities and Stockholders’ Equity:
Current Liabilities:
Trade accounts payable	$11,972	$12,776
Construction related payables	5,179	2,943
Accrued payroll and payroll related liabilities	31,840	29,137
Unearned revenue	10,197	14,391
Accrued liabilities	25,614	18,592
Current portion of term loan notes payable	8,438	18,739
Current portion of long-term debt and capital lease obligations	724	838
Total current liabilities	$93,964	$97,416
Deferred rent	37,669	34,214
Long-term portion of term loan notes payable	139,688	85,214
Other long-term debt and capital lease obligations	10,258	53,731
Other non-current liabilities	6,945	8,021
Total liabilities	$288,524	$278,596
Stockholders’ Equity:
Common stock; $0.001 par value: 30,000,000 shares authorized; 17,245,798 and 17,101,897 shares issued; 15,322,238 and 15,600,867 shares outstanding	17	17
Preferred stock, $0.001 par value: 3,000,000 shares authorized; no shares issued and outstanding	—	—
Treasury stock, 1,923,560 and 1,501,030 shares, at cost	(60,698)	(50,321)
Paid-in capital	175,642	171,558
Accumulated other comprehensive income (loss), net of tax	—	(197)
Retained earnings	195,207	179,604
Total stockholders’ equity	310,168	300,661
Total liabilities and stockholders’ equity	$598,692	$579,257

RED ROBIN GOURMET BURGERS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data)
(Unaudited)

	Twelve Weeks Ended		Twenty-eight Weeks Ended
	July 10,	July 11,	July 10,	July 11,
	2011	2010	2011	2010
Revenues:
Restaurant revenue	$212,111	$197,977	$493,659	$465,482
Franchise royalties and fees	3,339	3,122	7,805	7,291
Other revenue	345	244	1,161	4,080
Total revenues	215,795	201,343	502,625	476,853
Costs and expenses:
Restaurant operating costs (exclusive of depreciation and amortization shown separately below):
Cost of sales	53,551	48,697	123,911	113,709
Labor (includes $130, $211, $375 and $420 of stock- based compensation, respectively)	70,574	69,488	167,445	164,849
Operating	28,981	28,976	67,742	67,615
Occupancy	14,929	14,579	34,757	34,287
Depreciation and amortization	12,634	13,185	29,745	30,436
Selling, general, and administrative (includes $493, $857, $1,106 and $1,751 of stock-based compensation, respectively)	24,540	20,008	56,582	50,843
Pre-opening costs	1,516	375	2,177	1,252
Total costs and expenses	206,725	195,308	482,359	462,991
Income from operations	9,070	6,035	20,266	13,862
Other expense (income):
Interest expense, net	1,473	1,257	2,827	3,142
Other	40	10	41	(20)
Total other expenses	1,513	1,267	2,868	3,122
Income before income taxes	7,557	4,768	17,398	10,740
Income tax expense	663	435	1,795	1,455
Net income	$6,894	$4,333	$15,603	$9,285
Earnings per share:
Basic	$0.45	$0.28	$1.01	$0.60
Diluted	$0.44	$0.28	$1.00	$0.59
Weighted average shares outstanding:
Basic	15,263	15,494	15,399	15,484
Diluted	15,539	15,671	15,631	15,654

Schedule I

Reconciliation of Non-GAAP Restaurant-Level Operating Profit to Income

from Operations and Net Income

(In thousands, except percentage data)

The Company believes that restaurant-level operating profit is an important measure for management and investors because it is widely regarded in the restaurant industry as a useful metric by which to evaluate restaurant-level operating efficiency and performance.  The Company defines restaurant-level operating profit to be restaurant revenues minus restaurant-level operating costs, excluding restaurant closures and impairment costs. The measure includes restaurant level occupancy costs, which include fixed rents, percentage rents, common area maintenance charges, real estate and personal property taxes, general liability insurance and other property costs, but excludes depreciation related to restaurant buildings and leasehold improvements.  The measure excludes depreciation and amortization expense, substantially all of which is related to restaurant level assets, because such expenses represent historical sunk costs which do not reflect a current cash outlay for the restaurants.  The measure also excludes selling, general and administrative costs, and therefore excludes occupancy costs associated with selling, general and administrative functions, and pre-opening costs.   The Company excludes restaurant closure costs as they do not represent a component of the efficiency of continuing operations. Restaurant impairment costs are excluded, because, similar to depreciation and amortization, they represent a non-cash charge for the Company’s investment in its restaurants and not a component of the efficiency of restaurant operations. Restaurant-level operating profit is not a measurement determined in accordance with generally accepted accounting principles (“GAAP”) and should not be considered in isolation, or as an alternative, to income from operations or net income as indicators of financial performance. Restaurant-level operating profit as presented may not be comparable to other similarly titled measures of other companies. The table below sets forth certain unaudited information for the 12 and 28 weeks ended July 10, 2011, and July 11, 2010, expressed as a percentage of total revenues, except for the components of restaurant operating costs, which are expressed as a percentage of restaurant revenues.

	Twelve Weeks Ended				Tw enty-eight Weeks Ended
	July 10, 2011		July 11, 2010		July 10, 2011		July 11, 2010
Restaurant revenues	$212,111	98.3%	$197,977	98.3%	$493,659	98.2%	$465,482	97.6%
Restaurant operating costs (exclusive of depreciation and amortization shown separately below):
Cost of sales	53,551	25.2	4 8,697	24.6	123,911	25.1	113,709	24.4
Labor	70,574	33.3	6 9,488	35.1	167,445	33.9	164,849	35.4
Operating	28,981	13.7	2 8,976	14.6	67,742	13.7	67,615	14.5
Occupancy	14,929	7.0	1 4,579	7.4	34,757	7.0	34,287	7.4
Restaurant-level operating profit	44,076	20.8	36,237	18.3	99,804	20.2	85,022	18.3
Add — other revenues	3,684	1.7	3,366	1.7	8,966	1.8	11,371	1.5
Deduct — other operating:
Depreciation and amortization	12,634	5.9	13,185	6.5	29,745	5.9	30,436	6.4
Selling, general, and administrative	24,540	11.4	19,998	9.9	56,527	11.3	50,748	10.7
Pre-opening costs	1,516	0.7	375	0.2	2,177	0.4	1,252	0.3
Restaurant closure costs	—	0.0	10	—	55	0.0	95	—
Total other operating	38,690	17.9	33,568	16.7	88,504	17.6	82,531	17.3
Income from operations	9,070	4.2	6,035	3.0	20,266	4.0	13,862	2.9
Total other expenses, net	1,513	0.7	1,267	0.6	2,868	0.6	3,122	0.7
Income tax expense	663	0.3	435	0.2	1,795	0.4	1,455	0.3
Total other	2,176	1.0	1,702	0.8	4,663	0.9	4,577	1.0
Net income	$6,894	3.2%	$4,333	2.2%	$15,603	3.1%	$9,285	1.9%

Certain percentage amounts in the table above do not total due to rounding as well as the fact that restaurant operating costs are expressed as a percentage of restaurant revenues, as opposed to total revenues.

Schedule II

Reconciliation of Non-GAAP Results to GAAP Results

In addition to the results provided in accordance with Generally Accepted Accounting Principles (“GAAP”) throughout this press release, the Company has provided non-GAAP measurements which present the twelve and twenty-eight weeks ended July 10, 2011, and July 11, 2010, net income and basic and diluted earnings per share, excluding the effects of the severance expense, executive transition costs, and initial gift card breakage revenue recorded in first quarter 2010 and first quarter 2011.    The Company believes that the presentation of net income and earnings per share exclusive of the identified items gives the reader additional insight into the ongoing operational results of the Company.  This supplemental information will assist with comparisons of past and future financial results against the present financial results presented herein.  The non-GAAP results were calculated using an assumed 11.4% normalized tax rate in 2011and 6.2% in 2010 on income and expense items before taxes excluding the identified items.  The non-GAAP measurements are intended to supplement the presentation of the Company’s financial results in accordance with GAAP.

	Twelve Weeks Ended		Twenty-eight Weeks Ended
	July 10, 2011	July 11, 2010	July 10, 2011	July 11, 2010
Net income as reported	$6,894	$4,333	$15,603	$9,285
Initial cumulative gift card breakage income	—	—	(438)	(3,507)
Executive transition and severance expense	902	—	1,687	—
Income tax benefit (expense)	(302)	138	(333)	1,004
Adjusted net income	$7,494	$4,471	$16,519	$6,782
Basic net income (loss) per share:
Net income as reported	$0.45	$0.28	$1.01	0.60
Initial cumulative gift card breakage income	—	—	(0.03)	(0.23)
Executive transition and severance expense	0.06	—	0.11	—
Income tax benefit (expense)	(0.02)	0.01	(0.02)	0.06
Adjusted earnings per basic share	$0.49	$0.29	$1.07	$0.43
Diluted net income (loss) per share:
Net income as reported	$0.44	$0.28	$1.00	$0.59
Initial cumulative gift card breakage income	—	—	(0.03)	(0.22)
Executive transition and severance expense	0.06	—	0.11	—
Income tax benefit (expense)	(0.02)	0.01	(0.02)	0.06
Adjusted earnings per diluted share	$0.48	$0.29	$1.06	$0.43
Weighted average shares outstanding:
Basic	15,263	15,494	15,399	15,484
Diluted	15,539	15,671	15,631	15,654